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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2004

The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (801) 765-4999

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        On January 20, 2004, The SCO Group, Inc. ("SCO") filed suit against Novell for its alleged bad faith effort to interfere with SCO's rights with respect to UNIX and UnixWare. Among the allegations in the suit:

  •
  Novell has improperly filed copyright registrations in the United States Copyright Office for UNIX technology covered by SCO's copyrights.

  •
  Novell has made false and misleading public claims that it, and not SCO, owns the UNIX and UnixWare copyrights.

  •
  Novell has made false statements with the intent to cause customers and potential customers to not do business with SCO.

  •
  Novell has attempted, in bad faith, to block SCO's ability to enforce its copyrights.

  •
  Novell's false and misleading representations that it owns the UNIX and UnixWare copyrights has caused SCO irreparable harm to its copyrights, its business, and its reputation.

        The lawsuit, filed in Utah State court, in Salt Lake City, requests preliminary and permanent injunctive relief as well as damages. The injunction would require Novell to assign to SCO all copyrights that Novell has wrongfully registered, prevent Novell from representing any ownership interest in those copyrights, and require Novell to retract or withdraw all representations it has made regarding its purported ownership of those copyrights.

        The lawsuit seeks damages in an amount to be proven at trial for Novell's alleged slander of SCO's title to the UNIX and UnixWare copyrights. In addition, the lawsuit seeks punitive damages in an amount to be proven at trial for Novell's malicious and willful conduct.

Note Regarding Forward-Looking Statements

        This Current Report on Form 8-K contains forward-looking statements regarding SCO's lawsuit against Novell. These forward-looking statements relate to SCO's allegations against Novell and the relief sought by SCO. These forward-looking statements are subject to risks and uncertainties including, without limitation, the risk that SCO may not be successful in its claims against Novell and that the pursuit of protections for SCO's copyrights will require the expenditure of resources and may result in further litigation. These forward-looking statements are also subject to the risks and uncertainties set forth in SCO's filings with the Securities and Exchange Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2004

By:	/s/ ROBERT K. BENCH Chief Financial Officer Principal Financial and Accounting Officer

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  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES